Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

Telephone

(214) 368-6391

Fax

(214) 369-4061

WWW.DEMAC.COM

April 16, 2025

AleAnna, Inc.

300 Crescent Court, Suite 1860

Dallas, Texas 75201

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton, to the inclusion of our estimates of reserves contained in our report of third party dated March 24, 2025, and to the specific references to DeGolyer and MacNaughton as an independent petroleum engineering firm that appear in the S-1 Post-Effective Amendment dated April 16, 2025.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716